Intercompany Marketing Services Agreement

This Intercompany Marketing Services Agreement (**"Agreement"**) is entered into having an effective date of May 1, 2018, by and between Jay Morrison Academy, LLC., a company organized under the laws of the State of Georgia, (**"JMA"**) and Tulsa Real Estate Fund, LLC., a company organized under the laws of the State of Georgia (**"TREF"**).

The above parties shall be individually referred to as a **"Party"** and collectively as the **"Parties"**.

WHEREAS, TREF desires that JMA provide to TREF certain Services (as defined below), as more fully set forth herein in consideration of the fees set forth herein; and

WHEREAS, the Parties are interested in determining their rights and obligations with respect to the Services to be rendered by the Parties;

WHEREAS, the term of the agreement shall be effective from May 1, 2018 to March 31, 2020.

NOW, THEREFORE, in consideration of the mutual conditions set forth herein, the Parties agree as follows:

1. **Definitions**

1.1. **"Affiliate"** means any corporation, firm, partnership, limited liability company or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation, limited liability company or other entity actually controlled by, controlling, or under common control with a Party; provided, however, that the term "Affiliate" shall not include either Party.

1.2. **"Costs"** means JMA's ordinary and necessary costs, calculated in accordance with US GAAP, excluding costs related to stock-based compensation, incurred by JMA in the performance of Services (as defined below) under this Agreement including, without limitation: (1) costs of personnel providing Services including, but not limited to, employee salaries, contractor payments, vendor payments, travel expenses, professional fees and other costs; (2) allocation for general and administrative (G&A) costs; and (3) one-time restructuring charges; but, with respect to (1) and (2) excluding interest, penalties, income taxes, goodwill, and other non-operating expenses.

1.3. **"Cost"** shall have the meaning set forth in Section 5.2 of this Agreement.

1.4. **"Payment Date"** means the due date for payment and any other amounts payable hereunder on or prior to the last day of the month in which the services were provided or costs were incurred.

1.5. **"Payments"** shall have the meaning set forth in Section 5.4 of this Agreement.

1.6. **"Services"** means the services described in **Exhibit A** to this Agreement, as amended from time to time.

1.7. **"Third Party"** or **"Third Parties"** means any person(s) or entity(ies) other than a Party or an Affiliate.

1.8. **"US GAAP"** means United States Generally Accepted Accounting Principles.

2. **Services**

JMA shall render to TREF such services as detailed in **Exhibit A** attached hereto, which may be updated and amended from time to time by the mutual consent of the Parties (collectively, the "**Services**").

3. **Obligations of JMA**

3.1. **Appointment.** TREF hereby appoints JMA as an exclusive provider of Services, and JMA hereby accepts such appointment on the terms and conditions of this Agreement and within the parameters of the global marketing policies and general guidelines of TREF and its affiliates.

3.2. **Personnel.** JMA hereby represents that it has adequate personnel to perform its obligations under this Agreement.

3.3. **Use of Affiliates and Third Parties.** Nothing herein shall be deemed to restrict JMA from utilizing Affiliates or Third Parties to assist JMA in performing the Services, provided, however, that such Affiliates or Third Parties shall be subject to the same restrictions as are imposed on JMA hereunder, and provided further that TREF shall retain the right to monitor the activities of such Affiliates or Third Parties to the extent necessary to protect its reputation and to monitor and control the use and quality of its products and services.

4. **Obligations of TREF**

4.1. **Additional Support.** As deemed appropriate by the Parties, TREF will provide additional support to JMA to facilitate JMA's performance under this Agreement.

4.2. **No Limitation.** Nothing in this Agreement shall be construed as limiting in any manner TREF's direct or indirect activities during the term of this Agreement or thereafter.

5. **Payments**

5.1. **Reimbursement Amount.** Except as otherwise agreed by the parties, in exchange for performing the Services and all other obligations under the terms of this Agreement, JMA shall be reimbursed by TREF for the Costs JMA incurs in performing the Services (collectively all such Costs are referred to as the "**Reimbursed Amount**"). Notwithstanding the foregoing, if JMA subcontracts with Affiliates or Third Parties to perform Services, the Costs so incurred by JMA will be billed to TREF at the same rate charged to JMA by such Affiliate or Third Parties, without additional mark-up, unless otherwise agreed to by TREF. All reimbursements shall occur monthly by the 15th of each month.

5.2. **Cost.** Except as otherwise agreed by the Parties, TREF shall pay JMA an amount in consideration of the services.

5.3. **Payments.** The Amount paid in consideration of the Services are referred to herein collectively as the **"Payments"**.

6. **Payment Terms**

6.1. **Records and Statements.** Upon the request of TREF, JMA shall provide TREF with a statement detailing the Payments. Such statements shall include invoices or other similar reports. JMA shall keep accurate and detailed books, accounts and records with respect to the provisions of Services and the Costs incurred in connection with providing the Services, and shall provide TREF or its designee, within a reasonable time, all such information as TREF or its designee may request for verifying the completeness or accuracy of the calculations or references contained in such statements. During normal business hours, TREF or its designee shall have the right, at TREF's expense, to inspect and audit JMA's books, accounts and records relating to the Services and the computation of Payments. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by such inspection or audit.

6.2. **Payment Terms.** Payments and any other amounts payable hereunder shall be calculated monthly.

7. **Independent Contractors**

Each Party is acting in performance of this Agreement as an independent contractor and shall be solely responsible for the payment of compensation of personnel assigned to perform the Services.

8. **Quality Control**

The Services provided by JMA shall be of high professional quality and workmanship. If TREF notifies JMA that any of the Services provided hereunder fall(s) below the established quality standards, or fails to comply with the established usage policies, or

that an activity of JMA has harmed or appears likely to harm the strength and reputation of TREF, JMA shall, at its expense and as soon as practicable but in any event within 30 days, take such corrective action as is necessary to restore its quality and usage to the required standard of policy to protect the strength and reputation of TREF.

9. **Warranty**

No JMA Warranty on Behalf of TREF. JMA SHALL NOT MAKE ANY REPRESENTATION, WARRANTY OR COMMITMENT, WHETHER WRITTEN OR ORAL, ON BEHALF OF TREF OR ANY OF ITS OTHER AFFILIATES. This warranty does not affect the ability or responsibility of JMA to provide the marketing services as outlined in this agreement.

10. **Confidential Information**

The exchange of Confidential Information between the Parties and the treatment of such Confidential Information shall be governed by the terms of the NDA.

11. **Term and Termination**

11.1. **Termination Upon Notice.** Notwithstanding any provision of this Agreement to the contrary, to the extent not prohibited by applicable law, either Party may, in its sole discretion, which may be exercised for any reason or for no reason whatsoever, terminate this Agreement or any one or more provisions thereof effective as of a date specified by such terminating Party in a written notice given to the non-terminating Party at least 30 days prior to such specified termination date. Notwithstanding the foregoing, such specified termination date shall not be before the date which is one year from the Effective Date.

11.2. **Immediate Termination.** To the extent not prohibited by applicable law, either Party may immediately terminate this Agreement at any time in the event that:

11.2.1. A receiver is appointed to the non-terminating Party or its property;

11.2.2. The non-terminating Party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors;

11.2.3. Any voluntary proceedings are commenced by or for non-terminating Party under any bankruptcy, insolvency or debtor's relief law;

11.2.4. Any proceedings are commenced against non-terminating Party under any bankruptcy, insolvency or debtor's relief law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof;

11.3. **No Damages or Indemnification for Termination.** IN THE EVENT OF TERMINATION OF THIS AGREEMENT FOR ANY REASON, TO THE EXTENT NOT

PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY AGREES THAT IT SHALL HAVE NO RIGHTS TO DAMAGES OR INDEMNIFICATION OF ANY NATURE, SPECIFICALLY INCLUDING COMMERCIAL SEVERANCE PAY, WHETHER BY WAY OF LOSS OF FUTURE PROFITS, EXPENDITURES FOR PROMOTION OF PRODUCTS OR OTHER COMMITMENTS IN CONNECTION WITH ITS BUSINESS AND GOODWILL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF A BUSINESS RELATIONSHIP WHICH MAY EXIST UNDER THE LAWS OF THE STATE OF GEORGIA OR OTHERWISE. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES SHALL BE DEEMED TO HAVE BEEN COMPENSATED FOR ALL ACTIVITIES AND RISKS UNDERTAKEN HEREUNDER BY THE PAYMENTS PAID OR PAYABLE BY THE OTHER PARTY PURSUANT TO THE PROVISIONS OF SECTIONS 5 AND 6 OF THIS AGREEMENT.

12. **Limitation of Liability**

EACH OF THE PARTIES HEREBY AGREES THAT IN NO EVENT SHALL THE OTHER PARTY BE LIABLE UNDER OR IN RELATION TO THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (AND WHETHER IN RELATION TO TORT, INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY OR OTHERWISE, OR ANY OTHER LIABILITY FOR ANY OF THE FOLLOWING: (I) LOSS OF PROFITS, REVENUES OR SALES; (II) LOSS OF BARGAIN; (III) LOSS OF OPPORTUNITY; (IV) LOSS OF USE OF ANY SERVICE OR ANY COMPUTER EQUIPMENT; (V) LOSS OF TIME ON THE PART OF MANAGEMENT OR OTHER STAFF; (VI) PROFESSIONAL FEES OR EXPENSES; (VII) BUSINESS INTERRUPTION, RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, (VIII) DAMAGE TO OR LOSS OF DATA;OR (VII) ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, EXTRAORDINARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND HOWSOEVER.

EACH PARTY UNDERSTANDS AND AGREES THAT, WITH RESPECT TO THE SERVICES: (A) NEITHER PARTY WILL BE LIABLE, WHETHER IN CONTRACT, TORT, OR STRICT LIABILITY, TO CUSTOMERS OR SUBSCRIBERS OF THE OTHER PARTY FOR ANY SERVICE NOT DELIVERED, REGARDLESS OF THE REASON FOR NON-DELIVERY; AND (B) NEITHER PARTY WILL BE LIABLE TO CUSTOMERS ORSUBSCRIBERS FOR ACTS OR OMISSIONS OR FOR INFORMATION PROVIDED THROUGH THE SERVICE, OR FOR CAUSES BEYOND THEIR REASONABLE CONTROL.

13. **Assignment**

Neither Party may assign or delegate its rights or obligations hereunder, in whole or in part, to any third party without the prior written consent of the other Party in each

instance, which consent may not be unreasonably withheld or delayed. Any unauthorized assignment or delegation shall be null and void.

14. **Governing Law**

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia and without giving effect to the principles thereof regarding the conflict of laws. Each of the Parties consents to the exclusive jurisdiction of the Superior Court of Fulton County, Georgia in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on *forum non conveniens*, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

15. **Notices**

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed or acknowledged facsimile or e-mail transmission, (b) the tenth calendar day (provided such day is a business day in the country or state of the receiving party or, if it is not, the next such calendar day which is a business day there) after deposit, postage prepaid, in the postal service of the United States by registered or certified mail (or equivalent service) , or (c) the fifth calendar day (provided such day is a business day in the country or state of the receiving party or, if it is not, the next such calendar day which is a business day there) after mailing by domestic or international express courier, with delivery costs and fees prepaid, in each case addressed to the recipient.

Jay Morrison Academy, LLC.
Attn: Jay Morrison
3015 R N Martin Street
East Point, Georgia 30344-4240

Tulsa Real Estate Fund, LLC
Attn: LaSheita Thomas
3015 R N Martin Street
East Point, Georgia 30344-4240

16. **Miscellaneous**

16.1. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

16.2. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

16.3. The preamble and schedules to this Agreement constitute an integral and indivisible part hereof.

16.4. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to, and supersedes any and all prior discussions, agreements and correspondence with regard to, the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both Parties hereto.

16.5. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and assigns.

16.6. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

16.7. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all Parties hereto.

16.8. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

"TREF"

TULSA REAL ESTATE FUND, LLC.
a Georgia limited liability company

By: ______________________
LaSheita Thomas
Title: Senior Fund Administrator

"JMA"

JAY MORRISON ACADEMY, LLC,
a Georgia limited liability company

By: ______________________
Jay Morrison
Title: Manager

<u>EXHIBITS</u>

<u>EXHIBIT A</u>: Within the framework of the Agreement to which the Exhibits are attached, as further consideration Jay Morrison Academy, LLC (JMA) will and has provided Tulsa Real Estate Fund, LLC (TREF) access to its email, client database, and marketing team as equitable consideration from May 1, 2018 through October 31, 2019. JMA incurred the marketing expense for TREF. The marketing team of JMA contributed fifty (50%) of its time to the growth of TREF. As a result of the related **<u>EXHIBIT B</u>**, JMA will receive no further reimbursement from TREF. [See Excel Spreadsheets]

EXHIBIT A

05/01/2018-11/01/2019
Marketing Total Cost:

	May-18	Jun-18	Jul-18	Aug-18	Sep-18	Oct-18	Nov-18	Dec-18	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19	Aug-19	Sep-19	Oct-19	Total	50% of the Marketing team's contribution
Dameon Patton	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	1,500.00	750.00		-	-		20,250.00	10,125.00
Jeff Beale	-	-	6,000.00	6,000.00	6,000.00	6,000.00	5,000.00	5,500.00	5,000.00	5,000.00	4,583.33	4,166.66	4,166.66	4,583.33		-	-	-	61,999.98	30,999.99
Avery Brown	4,500.00	4,500.00	4,500.00	4,500.00	4,500.00	4,750.00	5,000.00	5,500.00	5,000.00	5,000.00	5,000.00	4,250.00	-			-	-	-	57,000.00	28,500.00
Johnetta Paye	4,500.00	4,500.00	4,500.00	4,500.00	6,000.00	6,000.00	6,000.00	6,000.00	6,000.00	3,000.00	3,000.00	3,000.00		-		-	-	-	57,000.00	28,500.00
Eugene Bush	8,000.00	8,000.00	9,500.00	9,000.00	9,000.00	9,000.00	9,000.00	9,000.00	9,000.00	9,000.00	9,000.00	10,000.00	9,000.00	9,000.00	9,000.00	7,000.00	7,000.00	7,000.00	155,500.00	77,750.00
Jasmine Graham	-	3,833.33	3,500.00	3,500.00	3,500.00	3,500.00	3,500.00	4,000.00	3,500.00	3,500.00	3,625.00	3,750.00	3,750.00	3,750.00	3,750.00	7,812.50	1,875.00	3,750.00	59,395.83	29,697.92
Tonie Lewis	2,000.00	2,000.00	2,000.00	2,000.00	2,750.00	2,500.00	2,500.00	2,500.00	4,700.00	4,000.00	4,000.00	4,000.00	4,000.00	4,000.00	4,000.00	4,000.00	4,000.00	4,000.00	58,950.00	29,475.00
Anthony Jeffrey	-	-			-	-		-	-		-		-	-		-	-	4,166.68	4,166.68	2,083.34
	-	-			-	-		-	-				-	-		-	-	-	-	-
Matthew Cesar						2,500.00	2,500.00	2,750.00	2,500.00	2,500.00	2,500.00	2,500.00	3,800.00	3,800.00	3,800.00	3,800.00	3,800.00	3,800.00	40,550.00	20,275.00
Dana Pate							-	-		-		-	-		-	-	-	1,250.00	1,250.00	625.00
Clinton Skinner	-			-	-		-			-		2,267.09	4,534.17	4,217.73	4,619.81	6,375.00	7,500.00	8,185.00	37,698.80	18,849.40
Jonathan Powell	-		-	-			-							2,000.00	2,333.34	1,500.00			5,833.34	2,916.67
Thomas Anderson	-	-	-	-		-	-		-			-	-							-
Total Payments:	20,500.00	24,333.33	31,500.00	31,000.00	33,250.00	35,750.00	35,000.00	36,750.00	37,200.00	33,500.00	33,208.33	35,433.75	30,750.83	32,101.06	27,503.15	25,487.50	24,175.00	32,151.68	$ 559,594.63	$ 279,797.32

11/1/2019 - 03/31/2020
Marketing Total Cost:

EXHIBIT B

	19-Nov	19-Dec	20-Jan	20-Feb	3/31/2020	Total
Dameon Patton	-	-	-	-	-	-
Jeff Beale	-	-	-	-	-	-
Avery Brown	-	-	-	-	-	-
Eugene Bush	5,000.00	5,000.00	2,500.00	3,000.00	3,000.00	18,500.00
Jasmine Graham	3,750.00	3,750.00	3,750.00	3,750.00	3,750.00	18,750.00
Tonie Lewis	4,000.00	4,000.00	4,000.00	4,000.00	4,000.00	20,000.00
Anthony Jeffrey	-	-	-	-	-	-
Matthew Cesar	-	-	-	-	-	-
Dana Pate	3,800.00	3,800.00	3,800.00	3,800.00	2,300.00	17,500.00
Clinton Skinner	5,000.00	5,000.00	5,000.00	5,000.00	5,000.00	25,000.00
Jonathan Powell	7,500.00	7,500.00	7,500.00	7,500.00	-	30,000.00
Thomas Anderson	-	-	-	-	-	-
Total Payments:	**29,050.00**	**29,050.00**	**26,550.00**	**27,050.00**	**18,050.00**	**$ 129,750.00**